Exhibit 3.1

NEW YORK MORTGAGE TRUST, INC.
ARTICLES SUPPLEMENTARY
New York Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified and designated 6,000,000 authorized but unissued shares of the Corporation’s 7.75% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), as additional shares of undesignated preferred stock, $0.01 par value per share (the “Preferred Stock”), of the Corporation.
SECOND: The Preferred Stock reclassified as set forth above shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of shares of Preferred Stock as set forth in the Charter.
THIRD: The shares of Series B Preferred Stock have been reclassified by the Board of Directors under the authority contained in the Charter.
FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. The total number of authorized shares of capital stock of the Corporation will not change as a result of these Articles Supplementary.
FIFTH: After giving effect to the foregoing reclassification, the total number of shares of capital stock which the Corporation has authority to issue is 1,000,000,000 shares, consisting of 800,000,000 shares of common stock, $0.01 par value per share, and 200,000,000 shares of Preferred Stock, $0.01 par value per share, of which (i) 8,400,000 shares are classified and designated as 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (ii) 9,900,000 shares are classified and designated as 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (iii) 7,750,000 shares are classified and designated as 6.875% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (iv) 3,450,000 shares are classified and designated as 7.000% Series G Cumulative Redeemable Preferred Stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value is $10,000,000.
SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
-Signature Page Follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 22nd day of December, 2021.

ATTEST:		NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Nathan R. Reese	By:	/s/ Kristine R. Nario-Eng
Name:	Nathan R. Reese	Name:	Kristine R. Nario-Eng
Title:	Chief Operating Officer and Secretary	Title:	Chief Financial Officer
    Signature Page – Articles Supplementary (Reclassification of Series B Preferred Stock)